                                        EX-99.B(a)tmkartsup3

                         ARTICLES SUPPLEMENTARY
                                   OF
                         TMK/UNITED FUNDS, INC.

    TMK/United Funds, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, having its principal office in the State of Maryland in Baltimore, Maryland
(hereinafter referred to as the "Corporation"), DOES HEREBY CERTIFY:

     FIRST:  The Board of Directors of the Corporation at a meeting held on
May 13, 1998 adopted resolutions authorizing the following amendments:
changing the name of the Corporation, changing the requirements for a quorum at a shareholders meeting and authorizing the Board of Directors to change the name of the Corporation without shareholder approval, and the shareholders of the Corporation at a special meeting held on August 21,
1998, approved each such amendment.

     SECOND:  As amended, Article SECOND of the Corporation's Articles of
Incorporation shall read as follows:  "The name of the Corporation is
Target/United Funds, Inc., hereinafter called the "Corporation"."

     THIRD:  Article FIFTH paragraph (5) of the Corporation's Articles of
Incorporation shall be amended by addition of the following sentence:  "The presence in person or by proxy of stockholders entitled to cast one-third of all the votes entitled to be cast at the meeting shall constitute a quorum for the meeting."

     FOURTH:  As amended, Article EIGHTH of the Corporation's Articles of
Incorporation shall read as follows:

          EIGHTH:  From time to time any of the provisions of these
    Articles of Incorporation may be amended, altered or repealed upon the vote of the holders of a majority of the shares of capital stock of the Corporation outstanding and entitled to vote, except that the name of the Corporation may be changed by action of the Board of Directors without shareholder approval, and other provisions which might under the statutes of the State of Maryland at the time in force be lawfully contained in articles of incorporation, may be added or inserted upon such a vote and all rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article EIGHTH.

     IN WITNESS WHEREOF, TMK/United Funds, Inc. has caused its corporate seal to be hereunto affixed and these Articles Supplementary to be signed in its name and on its behalf by Robert L. Hechler, its President and witnessed by Kristen Richards, its Assistant Secretary on August 21, 1998.

                        TMK/United Funds, Inc.
(Corporate Seal)

                         By: /s/ Robert L. Hechler
                             -------------------------------
                             Robert L. Hechler, President

Witness (ATTEST)

By: /s/ Kristen Richards
    ---------------------------------------
    Kristen Richards, Assistant Secretary

     THE UNDERSIGNED, Robert L. Hechler, President of TMK/United Funds,
Inc., who executed on behalf of said Corporation the foregoing Articles of
Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation and further certifies, that to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under penalties of perjury.

                        By: /s/ Robert L. Hechler
                            -----------------------------------
                            Robert L. Hechler, President